Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Reports Record First Quarter Net Sales and Net Earnings

10th consecutive quarter of double-digit earnings gains;

Diluted earnings per share rise 29%;

Net sales up 15%

MINNEAPOLIS, Minn., April 26, 2007—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported net earnings of $5.9 million, or $0.31 per diluted share, on record first quarter net sales of $155.1 million for the period ended March 31, 2007. Tennant reported net earnings in the comparable 2006 period of $4.4 million, or $0.24 per diluted share, on net sales of $135.5 million.

“We are pleased with our continued momentum, evidenced by double-digit gains in sales and earnings during the first quarter,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “Contributing to the company’s performance were increases in all of Tennant’s geographic markets, with especially strong international results. We are confident that the company is well-positioned to deliver further sustained, profitable growth across our businesses.”

Tennant remains focused on leveraging operational efficiencies and growing revenues through its 2007 corporate priorities: process improvement, operational excellence, new products, integrated solutions and market expansion.

Review of Results

Tennant’s consolidated net sales for the 2007 first quarter rose 14.5 percent compared to a strong 2006 first quarter, fueled by volume increases in all of Tennant’s geographic areas. Favorable foreign currency exchange added approximately 3 percent to consolidated net sales for the quarter.

In North America, 2007 net sales totaled a first quarter record of $96.6 million, up 7.2 percent versus the prior-year quarter, primarily driven by volume growth for new products. Foreign currency exchange effects were negligible.

In Europe, first quarter net sales grew to $41.0 million, up 26.9 percent compared with the 2006 first quarter. The July 2006 Hofmans Machinefabriek acquisition contributed approximately 9 percent to first quarter sales growth in Europe. New products further fueled the company’s growth in this geographic market, and favorable foreign currency exchange effects added approximately 11 percent to sales in Europe for the quarter.

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2 – Tennant Reports 2007 First Quarter Results

In Tennant’s other international markets, 2007 first quarter net sales rose 33.6 percent to $17.5 million versus the comparable 2006 quarter. Favorable foreign currency exchange effects benefited net sales by approximately 2 percent in the 2007 first quarter. Organic growth was the primary contributor to other international sales. The company posted particularly strong sales in Australia and China, due to expanded market coverage in China and shipment of a large order in Australia.

Gross profit margin was 41.1 percent for the 2007 first quarter compared to 41.9 percent in the 2006 first quarter, as cost-reduction initiatives and price increases were not enough to offset higher material costs. Expenses associated with the company’s manufacturing footprint consolidation and integration of the Hofmans acquisition also contributed to reduced margins in the first quarter.

For the quarter, selling and administrative expenses were $48.9 million, or 31.5 percent of sales, versus $45.1 million, or 33.3 percent of sales, in the 2006 first quarter. The improvement as a percentage of sales was driven by sales leverage as growth in sales outpaced the increase of selling and administrative costs despite the unfavorable impact of FX and the acquisitions of Hofmans and Floorep.

Operating profit for the 2007 first quarter rose 37 percent to $9.2 million compared with the 2006 first quarter. The increase, which stemmed from sales growth across all product categories and geographies, includes the China expansion and manufacturing footprint consolidation costs of $1.1 million pretax, or $0.04 per diluted share.

Business Outlook

Tennant is maintaining its anticipated range of earnings per diluted share for 2007 at $1.72 to $1.80. This outlook includes approximately $3.5 million to $4.0 million pretax, or $0.15 to $0.17 per diluted share, of expense related to the company’s China expansion and manufacturing footprint consolidation initiatives. Management expects the manufacturing footprint consolidation to be completed by the end of 2007.

“In 2007, we anticipate reporting another year of strong sales and earnings,” said Killingstad. “We expect to fuel our growth through innovative new products and expanded market coverage. We also plan to gain further efficiencies in our operations.”

In connection with the manufacturing footprint consolidation, Tennant continues to anticipate selling its Maple Grove, Minn., facility near the end of 2007. While the company cannot estimate the impact of this sale on its results because of the uncertainty of the transaction price and timing, the company does anticipate a substantial gain on the sale. The gain is not included in Tennant’s earnings guidance for 2007.

Conference Call Today

Tennant will host a conference call to discuss its first quarter results today, April 26, 2007, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant’s website. To listen to the call live on the Web, go to www.tennantco.com and click on About, Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

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3 – Tennant Reports 2007 First Quarter Results

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; Northampton, United Kingdom; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements

Certain statements contained in this document as well as other written and oral statements made by us from time to time are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; changes in laws, including changes in accounting standards and taxation changes; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our materials and products bought and sold internationally; fluctuations in the cost or availability of raw materials and purchased components; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions, including the ability to carry acquired goodwill at current values; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; the ability to achieve anticipated global sourcing cost reductions; unforeseen product quality problems; our ability to acquire, retain and protect proprietary intellectual property rights; the effects of litigation, including threatened or pending litigation; the price and timing of the sale of our Maple Grove, Minn., manufacturing facility; our ability to benefit from production reallocation plans, including benefits from our expansion in China; and our plans for growth.

We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant’s results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”

We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

FINANCIAL TABLES FOLLOW

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4 – Tennant Reports 2007 First Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2007	2006

Net sales	$155.1	$135.5
Cost of sales	91.3	78.7
Gross profit	63.8	56.8
Gross margin	41.1%	41.9%

Research and development expenses	5.7	5.0
Selling and administrative expenses	48.9	45.1
Total operating expenses	54.6	50.1

Profit from operations	9.2	6.7
Operating margin	5.9%	4.9%

Interest income, net	0.3	0.5
Other income (expense)	(0.3)	—

Earnings before income taxes	9.2	7.2
Income tax expense	3.3	2.8

Net earnings	$5.9	$4.4

Basic EPS (1)	$0.31	$0.24

Diluted EPS (1)	$0.31	$0.24

Average number of diluted shares(1)	19.2	18.9

(1)	All earnings per share and shares outstanding data have been adjusted for the 2-for-1 stock split effective July 26, 2006.

GEOGRAPHICAL NET SALES(2) (Unaudited)

(In millions)	Three Months Ended March 31
	2007	2006	% of Change
North America	$96.6	$90.1	7.2%
Europe	41.0	32.3	26.9%
Other International	17.5	13.1	33.6%

Total	$155.1	$135.5	14.5%

(2)	Net of intercompany sales.

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5 – Tennant Reports 2007 First Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2007	2006
	Mar. 31	Dec. 31	Mar. 31
ASSETS
Cash and cash equivalents	$24.1	$31.0	$39.0
Short-term investments	—	14.3	—
Net receivables	117.5	116.3	95.5
Inventories	61.8	61.0	53.6
Deferred income taxes and other current assets	12.3	12.8	11.2

Total current assets	215.7	235.4	199.3

Net property, plant, and equipment	87.2	82.8	73.5
Deferred income taxes, long-term portion	1.0	1.6	1.5
Goodwill and other intangible assets	32.9	30.9	23.9
Other assets	6.7	3.6	1.4

Total assets	$343.5	$354.3	$299.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current debt	$2.0	$1.8	$2.0
Accounts payable, accrued expenses
and deferred revenue	70.7	93.0	68.2

Total current liabilities	72.7	94.8	70.2

Long-term debt	1.7	1.9	2.0
Long-term employee benefits	26.6	27.1	27.2
Other liabilities	6.7	0.8	—
Shareholders’ equity	235.8	229.7	200.2

Total liabilities and shareholders’ equity	$343.5	$354.3	$299.6

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6 – Tennant Reports 2007 First Quarter Results

TENNANT COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended March 31
	2007	2006
CASH FLOWS RELATED TO OPERATING ACTIVITIES:
Net earnings	$5.9	$4.4

Adjustments to net earnings to arrive at operating cash flows:
Depreciation and amortization	4.2	3.4
Deferred tax expense	1.3	0.5
Stock-based compensation expense	0.7	0.9
Changes in operating assets and liabilities:
Accounts receivable	(0.8)	10.5
Inventories	0.1	(0.4)
Accounts payable, accrued expenses and deferred revenues	(22.4)	(17.3)
Other current/noncurrent assets and liabilities	1.5	0.1
Other, net	0.5	0.5
Net cash flows related to operating activities	(9.0)	2.6

CASH FLOWS RELATED TO INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7.9)	(4.2)
Acquisitions, net of cash acquired	(2.7)	—
Sale of short-term investments	14.3	—
Proceeds from disposals of property, plant and equipment	—	0.5
Net cash flows related to investing activities	3.7	(3.7)

CASH FLOWS RELATED TO FINANCING ACTIVITIES:
Payments on capital leases	(0.6)	(0.4)
Proceeds from issuances of common stock	3.1	3.4
Tax benefit on stock plans	0.7	0.5
Purchases of common stock	(2.8)	(2.6)
Dividends paid	(2.3)	(2.0)
Net cash flows related to financing activities	(1.9)	(1.1)

Effect of exchange rates on cash	0.3	(0.1)

Net decrease in cash and cash equivalents	(6.9)	(2.3)

Cash and cash equivalents at beginning of year	31.0	41.3

Cash and cash equivalents at end of period	$24.1	$39.0

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